Exhibit 10.38(viii)

AMENDMENT NUMBER ONE

TO THE

FORT JAMES CORPORATION 1996 STOCK INCENTIVE PLAN

(As Amended and Restated Effective August 12, 1997)

WHEREAS, Georgia-Pacific Corporation (the “Company”) assumed the Fort James Corporation 1996 Stock Incentive Plan, as amended and restated as of August 12, 1997 (the “Plan”) in connection with its acquisition of Fort James Corporation in November 2000; and

WHEREAS, pursuant to Section 14 of the Plan, the Board of Directors of the Company has the right to amend the Plan, with the approval of the shareholders of the Company where necessary or advisable; and

WHEREAS, at its January 31, 2003 meeting, the Board of Directors of the Company delegated to its Compensation Committee (the “G-P Committee”) the authority to approve amendments to the Plan as necessary or appropriate to effectuate a program to offer employees an opportunity to exchange outstanding stock options under various option plans of the Company and its subsidiaries for a lesser number of restricted shares to be granted under the Georgia-Pacific Corporation Long-Term Incentive Plan, for the purpose of motivating and retaining employees;

NOW, THEREFORE, the G-P Committee hereby amends the Plan as follows, subject to and effective as of the date of shareholder approval:

1. The definition of “Company” in Section 2(i), is amended to read as follows:

“Company” from and after the acquisition of Fort James Corporation by Georgia-Pacific Corporation in November 2000, means Georgia-Pacific Corporation, which assumed the Plan in connection with such acquisition.

2. Section 16(d) of the Plan is amended to read as follows:

“(d) The Committee shall have the power to amend the terms of previously granted Awards, so long as the terms as amended are consistent with the terms of the Plan and, where applicable, are consistent with the qualification of an Option as an Incentive Stock Option; provided, however, that without the consent of the shareholders of the Company, the term of an outstanding Option may not be extended, and the exercise price of an outstanding Option may not be reduced, directly or indirectly, whether through direct amendment to the exercise price, through cancellation and replacement of the Option, or otherwise. The consent of the Participant must be obtained with respect to any amendment that would adversely affect the Participant’s rights under the Award, except that such consent shall not be required if such amendment is for the purpose of complying with Rule 16b-3 or any requirement of the Code applicable to the Award.

Notwithstanding the foregoing, the Company may effect a one-time exchange offer to be commenced in the discretion of the Company no sooner than May 6, 2003 and no later than the 2004 annual meeting of the shareholders of Company, upon the terms and conditions described in the proxy statement for the 2003 annual meeting of the Company’s shareholders and in a Schedule TO to be filed with the Securities and Exchange Commission on or about May 6, 2003, as the same may be amended (the “2003 Exchange Offer”). Upon surrender of Options granted under the Plan pursuant to the 2003 Exchange Offer, the underlying shares shall not be available for future grants under the Plan.”